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                                                                     EXHIBIT 11


            STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                      ESMOR CORRECTIONAL SERVICES, INC.



                                                           YEARS ENDED DECEMBER 31,          SIX MONTHS ENDED MARCH 31,
                                                   --------------------------------------    --------------------------
                                                      1993           1994         1995          1995            1996
                                                   ----------     ----------   ----------    ----------      ----------
Average shares outstanding . . . . . . . . . . . .  3,281,250      4,306,709    4,552,707     4,407,828       4,974,752
Net effect of dilutive stock options
    and warrants based on the treasury
    stock method using average market
    prices . . . . . . . . . . . . . . . . . . . .         --         88,025           --(1)         --(1)           --(1)
                                                   ----------     ----------   ----------    ----------      ----------
         TOTAL . . . . . . . . . . . . . . . . . .  3,281,250      4,394,734    4,552,707     4,407,828       4,974,752

Net earning (loss) per financial statements  . . . $1,104,395     $1,542,683   $ (959,391)   $ (296,571)     $  (13,525)
Per share amount . . . . . . . . . . . . . . . . . $      .34     $      .35   $     (.21)         (.07)     $     0.00
                                                   ==========     ==========   ==========    ==========      ==========

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(1)     Common stock equivalents were not included for the year ended December
        31, 1995, as their effect would be anti-dilutive as a result of the Company's net loss for year then ended.